For Further Information: Pete Broadbent Vice President, Investor Relations & Marketing (203) 775-9000 pbroadbent@photronics.com

Press Release

Photronics Announces Approval to Proceed
With Tender Offer to Acquire Outstanding Shares
of its Majority Owned Taiwan Subsidiary, PSMC

BROOKFIELD, Connecticut April 10, 2013 — Photronics, Inc. (NASDAQ:PLAB), a worldwide leader in supplying innovative imaging technology solutions for the global electronics industry, today announced that Photronics Semiconductor Mask Corporation ("PSMC"), a majority-owned subsidiary of Photronics, Inc., has obtained approval from the Gretai Securities Market of PSMC’s application for the delisting of its stock.

     Photronics Inc., the majority shareholder of PSMC, has promised to acquire PSMC’s total shares currently outstanding at NTD16.30 per share from April 30, 2013 through June 18, 2013, via tender offer. The transaction is estimated to cost Photronics in the aggregate up to approximately $25 to $30 million. Photronics currently owns 75% of the outstanding shares of PSMC.

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About Photronics

Photronics is a leading worldwide manufacturer of photomasks. Photomasks are high precision quartz plates that contain microscopic images of electronic circuits. A key element in the manufacture of semiconductors and flat panel displays, photomasks are used to transfer circuit patterns onto semiconductor wafers and flat panel substrates during the fabrication of integrated circuits, a variety of flat panel displays and, to a lesser extent, other types of electrical and optical components. They are produced in accordance with product designs provided by customers at strategically located manufacturing facilities in Asia, Europe, and North America. Additional information on the Company can be accessed at www.photronics.com.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements made by or on behalf of Photronics, Inc. and its subsidiaries (the Company). The forward-looking statements contained in this press release and other parts of Photronics’ web site involve risks and uncertainties that may affect the Company’s operations, markets, products, services, prices, and other factors as discussed in filings with the United States Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental, and technological factors. Accordingly, there is no assurance that the Company’s expectations will be realized. The Company assumes no obligation to provide revisions to any forward-looking statements.

07-2013